Exhibit 99.1

                    ICEWEB BOARD OF DIRECTORS ADDS NEW MEMBER

RAYMOND PIRTLE, SEASONED INVESTMENT BANKER AND INSTITUTIONAL EQUITIES VIRTUOSO, JOINS ICEWEB'S BOARD OF DIRECTORS

Herndon, VA - June 9, 2005 - - IceWEB, Inc. (OTC BB: IWEB) the technology provider for SMEs in the public and private sector, today announced that its board of directors has increased its size and elected Raymond Pirtle, 64, seasoned investment banker, to the Board. "Raymond's career of more than 40 years in the institutional sales and banking business will certainly play a big part in taking IceWEB to the NASDAQ. He really has done it all, from sales to financing, primarily small companies...we are going to rely heavily on him to assist the company with the capital structure for huge growth in the future" said John R. Signorello, IceWEB's Chairman and CEO. "We're very pleased to have him and Mr. Compton helping us steer the ship!"

Mr. Pirtle was elected to fill an existing board vacancy at IceWEB's board of directors meeting of June 6th, 2005. It is expected that Mr. Pirtle will also serve on the company's audit committee.

"I am ready to get going and get IceWEB to the next level. The company is young and to be part of it at this stage really is exciting and challenging," Pirtle said. "My experience with Sarbanes Oxley and investment banking is critical for a small growing micro cap like IceWEB. I look forward to sharing my experience and moving the company in the direction of a larger public company."

"Raymond's USA and UK experience and understanding of these marketplaces, will contribute to IceWEB's expansion" said John. "As we continue to grow our customer base and solidify our position in the SME marketplace, we will leverage his experience to take that vertical leap".

It is estimated that Pirtle has made approximately 150 trips to the UK and Europe accompanying US management teams in an effort to provide face-to-face contact with portfolio managers in these regions. Many more trips than these have been done in the USA during his career. Pirtle has also represented numerous industry sectors, such as healthcare, industrial and financial as well as various organizations of different size and maturity.

Raymond Pirtle Jr. began an investment career in 1966 at J.C. Bradford & Company in Nashville. There he served as a registered institutional salesman, before rising to the ranks as general partner. His focus was on portfolio managers and analysts in the United Kingdom, Europe Chicago and the Mid-Atlantic.

From 1989 until 2001, Pirtle was a director of Equitable Securities (SunTrust Equitable) and co-manager of institutional sales, growing the firm's revenues ten-fold during this twelve-year tenure. In 2001, along with five partners, he founded Avondale Partners - a firm dedicated to institutional research, sales, trading and investment banking, with private and public small cap corporations.

Since 1985 Pirtle has been serving on the board of both public and private companies. He currently serves on the board of Premier Global Services (PGI), a NYSE company, and eNucleus, Inc., a provider of supply chain software applications.

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ABOUT ICEWEB

IceWEB, Inc. (OTC BB: IWEB), is the trusted enabler of small and medium sized organizations, delivering hardware, software and professional services. Our ASP software delivery model reduces the TCO, and improves efficiency of IT environments. Our proven packaged solutions and uniquely tailored services ensure business value in the SME environment. Founded in 2000, ICEWEB is headquartered in Herndon, V.A., and serves over 30,000 users in the public and private sector. IceWEB(TM) products and services are available on GSA Contract # GS-35F-5149H. For more information, please visit www.iceweb.com .

To be added to our investor relations email list please click here or call Investor Relations at 703-964-8000 x100.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

All trademarks and brand names are the property of their respective companies. CONTACT INFO: Investor Relations Tel: 703-964-8000 x100
Email: investor@iceweb.com

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